Exhibit 10.2
TRANSITION AND SEPARATION AGREEMENT
This Transition and Separation Agreement (hereafter, “Agreement”) is entered into by and between CYRUSONE LLC, a Delaware limited liability company (hereafter, “Employer”), and Venkatesh S. Durvasula (hereafter, “Employee”) on July 2, 2020 (hereafter, the “Effective Date”) based on the following facts:
WHEREAS, Employee has been employed by Employer and its affiliates in various positions, most recently in the position of interim President and Chief Executive Officer of CyrusOne Inc., a Maryland corporation (“CyrusOne”), pursuant to that certain Employment Agreement by and between Employer and Employee, dated as of January 24, 2013, as modified by the offer letter dated as of November 6, 2018 and as amended by that certain omnibus amendment agreement (the “Omnibus Amendment”) dated as of February 26, 2020 (as so modified and amended, the “Employment Agreement”); and
WHEREAS, CyrusOne and Employee have mutually decided that Employee will step down as interim President and Chief Executive Officer of CyrusOne, effective as of July 6, 2020 (the “Transition Date”), and Employer has decided to terminate Employee’s employment without Cause pursuant to Section 13(d) of the Employment Agreement, effective as of August 1, 2020 (the “Termination Date”); and
WHEREAS, following the Termination Date, Employer desires to assure itself of Employee’s services for certain transition-related consulting projects, and Employee desires to serve in this capacity under the terms and conditions hereinafter provided commencing on August 2, 2020 and continuing through November 30, 2020 (the “Consulting Period”); and
WHEREAS, in order to induce Employee to faithfully and diligently perform his assigned duties and transfer his knowledge, skills, and business experience to others at Employer prior to the Termination Date and to provide consulting services through the end of the Consulting Period, Employer has agreed to provide Employee certain related compensation and benefits as set forth in this Agreement; and
WHEREAS, following the Termination Date, Employer will provide the severance and related benefits described in Section 13(d) of the Employment Agreement, as amended by Appendix A to the Omnibus Amendment, as more clearly defined in Section 4 of this Agreement and subject to the terms and conditions outlined in such section and this Agreement; and
WHEREAS, pursuant to Section 13(g) of the Employment Agreement, the parties wish to memorialize the terms of their mutual agreement regarding the termination of Employee’s employment and to fully and finally resolve any differences between them, including any and all claims and controversies arising out of the employment relationship between Employer and Employee, that may have arisen, or which may arise, prior to or at the Termination Date.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:
1.Transition. As of the Transition Date, Employee will no longer serve in the position of interim President and Chief Executive Officer, and Employee’s status as an executive officer of Employer and its affiliates (collectively, the “CyrusOne Group”) and as a member of the Board of Directors or comparable governing body of any other member of the CyrusOne Group shall cease in their entirety on such date. The Employment Agreement shall be automatically amended as of the Transition Date to (i) reflect Employee’s title following the Transition Date of Consultant to the CEO, (ii) reflect that Employee shall report to the President and CEO of CyrusOne and (iii) delete the phrase “the Board will expect Employee, and Employee shall be allowed, to participate in regular Board meetings”.
2.Termination of Employment; Consulting Services.
a.Employee’s employment with the CyrusOne Group will terminate under Section 13(d) of the Employment Agreement, effective as of the Termination Date. Employer will pay Employee for all hours worked through the Termination Date in accordance with Employer’s regular payroll procedures and schedule; Employee acknowledges that these amounts are all of the amounts owed to him by Employer through the Termination Date. As of the Termination Date, Employee’s status as an employee of Employer shall cease. To the extent there is any requirement that Employer give written or advance notice to Employee of the termination of Employee’s employment, Employee waives such notice requirement. From and after the Transition Date or the Termination Date, as applicable, Employee is not to hold himself out as an executive, officer, employee, member of the Employer’s Board of Directors, agent, or authorized representative of Employer, negotiate or enter into any agreements on behalf of Employer, or otherwise attempt to bind Employer.
b.During the Consulting Period, Employee will be retained as a consultant to Employer and will perform such other transition-related duties as may reasonably be specified by CyrusOne’s President and Chief Executive Officer, subject to the terms set forth below.
i.Employee will not be required to regularly report to work during the Consulting Period but agrees that he will make himself available to Employer, during regular business hours, as specified by CyrcusOne’s President and Chief Executive Officer on an as-needed basis for project work, knowledge transfer and information exchange. It is agreed by the parties that the level of services Employee will be requested to perform during the Consulting Period shall be no greater than twenty percent (20%) of the average level of services Employee performed as an employee during the thirty-six (36) month immediately preceding the Termination Date. Employee shall perform consulting services as an independent contractor, and nothing contained herein shall operate, nor shall be construed to operate, as creating a relationship of employment, partnership, joint venture or any other relationship except the relationship specifically set forth herein.
ii.As the sole consideration for his services during the Consulting Period, Employee acknowledges and agrees that he has previously received a one-time payment of three hundred and sixty-six thousand six hundred and sixty-six dollars ($366,666), as described in Item 3 of Appendix A of the Omnibus Amendment, which was paid to him on or about February 16, 2020, net of all applicable withholdings.
3.Benefits Coverage. Except as otherwise provided herein, prior to the Termination Date, Employee shall generally remain eligible to participate in the employee benefit plans and programs maintained by the CyrusOne Group, subject to their applicable terms and conditions. Effective on the Termination Date and continuing through the Consulting Period and thereafter, Employee’s participation in and eligibility for any employee or fringe benefit, compensation, bonus, or equity plans, programs, or policies of the CyrusOne Group will cease, subject to the applicable terms and conditions of any such plans, programs, and policies. Employee’s entitlement to any payments or benefits after the Termination Date and/or during the Consulting Period under any incentive pay or equity plans or programs in which he participated on the Effective Date shall be determined by the terms of any such plans or programs, subject to, in the case of any annual bonus or equity awards, the terms of this Agreement. Employee may elect such insurance continuation or conversion as may be available under the applicable benefit plan terms and applicable law for the period after the Termination Date so long as he makes a valid election for such continuation and makes the payments necessary for continuation or conversion. Employee specifically acknowledges and agrees that he is not entitled to any salary, severance, wages, commissions, options or other equity (or accelerated vesting thereof), benefits, insurance, or other compensation from the CyrusOne Group, except as specifically set forth herein.
4.Separation Pay and Benefits.
a.As provided by Sections 13(d) and 13(g) of the Employment Agreement, as amended by Appendix A to the Omnibus Amendment, in exchange for, and subject to, Employee’s continued employment through the Termination Date (other than a termination pursuant to Sections 13(d) or 13(e) of the Employment Agreement), his compliance with Section 4.C, and his continued compliance with the terms and conditions of this Agreement and his other obligations to Employer (including, without limitation, the obligations imposed by Sections 7 and 11 of the Employment Agreement), Employer will pay or provide to Employee the following:

i.On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee severance of two million, eight hundred and thirty-two thousand and five-hundred and fourteen dollars ($2,832,514), which is the sum of two times (a) Employee’s annual base salary as of the Termination Date and (b) Employee’s annual bonus target in effect as of the Termination Date, prorated to the Termination Date, and which exceeds the minimum of two million and two-hundred thousand dollars ($2,200,000) provided for in the Employment Agreement, in a single lump sum cash payment.
ii.All of Employee’s outstanding stock options and equity awards previously issued by the CyrusOne Group to Employee, as described in Exhibit A hereto, shall accelerate and become fully vested and immediately exercisable on the Termination Date and Employee shall be afforded an opportunity to exercise such options and awards until August 1, 2021, unless an earlier exercise or deemed exercise is required by the terms of the applicable equity plan(s) and award agreement(s). Any such award comprised of restricted stock units that becomes vested pursuant to this provision shall be settled at the time and in the manner prescribed by the applicable equity plan(s) and award agreement(s), but in no event later than sixty (60) days following the Termination Date.
iii.An additional amount of twenty-eight thousand and four-hundred and twenty-nine dollars ($28,429) in satisfaction of Employer’s obligation to subsidize the costs of Employee’s continued group health and life insurance coverage during the Severance Period, such amount to be aggregated with the separation pay described in Section 4.A.i above and paid by Employer in a single lump sum sixty (60) days following the Termination Date.
iv.An additional amount of seven hundred and sixteen thousand, two hundred and fifty-seven dollars ($716,257), which is equal to Employee’s annual bonus target, prorated for the number of days Employee worked in 2020 prior to the Termination Date, such amount to be aggregated with the separation pay described in Section 4.A.i above and paid by Employer in a single lump sum sixty (60) days following the Termination Date.
v.An additional amount of sixteen thousand, two hundred and ninety-seven dollars ($16,297), which is the amount of interest that would have been earned on the separation pay described in Section 4.A.i for the period from the Termination Date to the date which is sixty (60) days after the Termination Date had such amount earned interest for such period at an annual rate of 3.5%. Such amount shall be aggregated with the separation pay described in Section 4.A.i above and paid by Employer in a single lump sum sixty (60) days following the Termination Date.

b.Employee acknowledges and agrees that (a) he is not a participant in any (1) nonqualified (i.e., not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”)) pension, profit sharing, savings or deferred compensation plan of any member of the CyrusOne Group or (2) nonqualified or qualified defined benefit pension plan of any member of the CyrusOne Group and (b) he does not have any forfeitable benefits under any qualified (i.e., qualified under Code Section 401(a)) pension, profit sharing, 401(k) or deferred compensation plan of any member of the CyrusOne Group, and therefore is not entitled to any compensation pursuant to Sections 13(d)(iii) and (iv) of the Employment Agreement.
c.The amounts in this Section 4 will be collectively referred to as the “Separation Pay and Benefits.” In order to receive the Separation Pay and Benefits, Employee must execute the release attached as Exhibit B on or following the Termination Date, and such release must become effective and irrevocable within sixty (60) days following the Termination Date. Employee acknowledges that, in the absence of his execution of this Agreement and the release attached as Exhibit B as required by Sections 13(d) and 13(g) of the Employment Agreement, the Separation Pay and Benefits would not otherwise be due to him.
d.The Separation Pay and Benefits provided in the form of cash will be processed and paid in accordance with Section 13(d)(i) of the Employment Agreement via the normal payroll practices of Employer, and all payments pursuant to Section 4, whether in cash or equity, are subject to deductions for payroll taxes, income tax withholding and other deductions required by law or authorized by Employee.
e.For the avoidance of doubt, the tabular summary attached hereto as Exhibit A describes the outstanding equity awards to which the vesting provisions described in Section 4.A.ii is applicable. If any equity award that is accelerated as provided in Section 4A.ii is deemed vested as of the Termination Date, but Employee revokes his agreement to those provisions of this Exhibit B releasing and waiving Employee’s rights and claims under the ADEA pursuant to Section 7.D, such equity acceleration will be immediately rescinded and revoked and the underlying shares forfeited.
5.Nondisclosure. Before CyrusOne’s public disclosure of this Agreement, Employee will not disclose the terms of this Agreement to any non-party, except that Employee may disclose the terms of this Agreement to any Government Agency (as defined in Exhibit B) or as necessary to secure advice from his counsel, accountants or tax advisors. Before CyrusOne’s public disclosure of this Agreement, Employee will take appropriate steps to ensure that his counsel, accountants and tax advisors are aware of and comply with this confidentiality provision, and Employee assumes the risk of and shall be accountable for any breach of this confidentiality provision occasioned by any act or omission of any person to whom the agreement is disclosed. Notwithstanding anything in this Agreement to the contrary, Section 1.B of the release attached as Exhibit B shall also apply to the provisions of this Agreement.
The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Employer’s employees, contractors, and consultants for limited disclosures of Employer “trade secrets,” as defined by the Act. Specifically, Employer’s employees, contractors, and consultants may disclose trade secrets: (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (2) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (1) the individual may disclose the trade secret to his/her attorney, and (2) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”
6.Return of Property. Employee agrees and represents that Employee has returned to Employer, or will return before the Termination Date, and retained no copies of, any and all CyrusOne Group property, including but not limited to files, manuals, business records, customer records, correspondence, software and related program passwords, computer printouts and disks, electronically stored information (“ESI”) that resides on any of Employee’s personal electronic devices, keys, equipment, and any and all other documents or property which Employee had possession of, access to, or control over during the course of Employee’s employment with the CyrusOne Group or subsequent thereto, including but not limited to any and all documents of the CyrusOne Group and any documents removed from or copied from other documents contained in the CyrusOne Group’s files. Employee further acknowledges and agrees that all of the documents or other tangible things to which Employee has had possession of, access to, or control over during the course of or subsequent to Employee’s employment with the CyrusOne Group, including but not limited to all documents or other tangible things, pertaining to any specific business transactions in which the CyrusOne Group was involved, or to any customers and suppliers of the CyrusOne Group, or to the business operations of the CyrusOne Group are considered confidential and have been returned to the CyrusOne Group. In the event Employee is in possession of ESI that resides on any of Employee’s personal electronic devices (including but not limited to a personal computer, iPhone and iPad) upon returning CyrusOne Group’s ESI to the CyrusOne Group, Employee agrees and represents that all CyrusOne Group ESI has been deleted from all personal electronic devices and is inaccessible to Employee or any other party having access to those devices. Employee represents that CyrusOne Group property including CyrusOne Group ESI has not been copied and/or distributed to anyone who is not an authorized representative of the CyrusOne Group. Employee will provide, upon Employer’s request, access to his personal computer, iPhone and iPad to Employer so that Employer can retrieve, delete and/or confirm deletion of the CyrusOne Group’s ESI from such devices.

Notwithstanding the foregoing, Employer will not consider a breach of this provision any inadvertent immaterial failure of Employee to return all property and ESI to the CyrusOne Group if Employee diligently seeks to return all such property as soon as possible after discovery and maintains the confidentiality of such property and ESI.
7.Restrictive Covenants. This Agreement and the release attached as Exhibit B do not supersede any prior agreement or promise between Employee and any of the Released Parties (as defined in Exhibit B) regarding confidentiality, non-competition, non-disclosure or non-solicitation, and any and all such agreements and promises shall remain in full force and effect, and Employee acknowledges and reaffirms his post-employment obligations and other restrictive covenants that are set forth in the Employment Agreement (Sections 7, 8, 9, 10, 11, and 12), the Company’s Long Term Incentive Plan (the “Plan”) and the awards issued to him thereunder; provided, however, that notwithstanding any provision contained in the Employment Agreement, the Plan or the awards issued to Employee thereunder, Employee is not restricted in any way from communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. If Employee is found by a duly appointed AAA arbitrator (or other arbitrator appointed in accordance with Section 10 of the Employment Agreement) to have breached any of such covenants, Employee must repay to Employer the amounts described in Section 4 of this Agreement, including the value of any equity awards that become vested and gain upon exercise of any options that become vested, within 10 days after demand by Employer, and Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce such promises and covenants.
8.Indemnification. Employee shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement, and will defend, indemnify, and hold the Released Parties harmless from and against, and will reimburse the Released Parties for, any and all liability of whatever kind incurred by the Released Parties as a result of any tax obligations of Employee, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Employee warrants that Employee is not relying on the judgment or advice of any of the Released Parties or legal counsel concerning the tax consequences, if any, of this Agreement.
9.Nondisparagement. Employee agrees that he will not, directly or indirectly, make to third parties any oral, written, or electronic statement which directly or indirectly impugns the quality or integrity of the CyrusOne Group, or any other disparaging or derogatory remarks about the CyrusOne Group; provided, however, that this obligation shall not preclude Employee from (i) providing information to Government Agencies, (ii) responding to inquiries by any person or entity through a subpoena or other legal process, (iii) testifying under oath in a legal proceeding or (iv) making other disclosures as required by applicable law.

10.Passwords. Upon request, Employee agrees to provide all User IDs and Passwords used by Employee, and of any other party of which he is aware, to access CyrusOne Group ESI on CyrusOne Group computers, electronic devices, and software.
11.Dispute Resolution. Except as otherwise provided in Section 7 of this Agreement, Employer and Employee agree that all disputes, controversies or claims between them arising out of or relating to this Agreement shall be submitted to arbitration pursuant to the terms and conditions set forth in Section 10 of the Employment Agreement.
12.No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement and the release attached as Exhibit B are not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
13.Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
14.No Waiver. Any failure or forbearance by Employer or Employee to exercise any right or remedy with respect to enforcement of this Agreement shall not be construed as a waiver of Employer’s or Employee’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement. The waiver by Employer or Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall any waiver operate or be construed as a rescission of this Agreement.
15.Successors. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and his heirs, administrators and assigns. Notwithstanding the foregoing, this Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee, and any assignment in violation of this Agreement shall be void.
16.Acknowledgement. The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of the Agreement.
17.Severability; Modification. Employee and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions. If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.
18.Section 409A. Section 13(i)(vi) of the Employment Agreement is hereby incorporated by reference, mutatis mutandis.
19.Entire Agreement. Employee and Employer finally agree that, except for the provisions of any other agreement referred to herein as surviving this Agreement, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions. THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

             EMPLOYEE

             /s/ Tesh Durvasula
             Dated: July 2, 2020

             CYRUSONE LLC

             By: /s/Robert M. Jackson
             Its: EVP, General Counsel & Secretary
             Dated: July 2, 2020

EXHIBIT A – SUMMARY OF EQUITY AWARDS
Stock Options, Restricted Stock Units and Performance Units

Grant Type	Shares Outstanding	Vested Shares	Additional Shares Vesting Per Section 4.A.ii	Last Date to Exercise
Stock Options / NQ / EBITDA	3,320	3,320	N/A	First Anniversary of Termination Date
Stock Options / NQ / Market	10,455	10,455	N/A	First Anniversary of Termination Date
Stock Options / NQ	43,317	43,317	N/A	First Anniversary of Termination Date
Stock Options / NQ	37,554	37,554	N/A	First Anniversary of Termination Date
Restricted Stock Units / RSUPAY (2018)	1,949	3,898	1,949	N/A
Restricted Stock Units / RSUPAY (2019)	5,242	2,622	5,242	N/A
Performance Units / TSR (2018)	17,541	0	17,541	N/A
Performance Units / TSR (2019)	23,590	0	23,590	N/A
Data current as of June 27, 2020

Exhibit B – Release Agreement
This Release Agreement (this “Release”) is made by and among Venkatesh S. Durvasula (“Employee”) and CyrusOne LLC (“Employer”) as of the date set forth below in connection with the Transition and Separation Agreement dated July 2, 2020 (the “Separation Agreement”) between Employee and Employer and in association with the termination of Employee’s Employment with the CyrusOne Group (as defined in the Separation Agreement). Capitalized terms used but not defined herein shall have the terms assigned to them in the Separation Agreement. In consideration of the Separation Pay and Benefits, which shall only be paid or provided to Employee if he executes this Release on or following the Termination Date, and this Release becomes effective and irrevocable within sixty (60) days following the Termination Date, Employee hereby agrees to the following:

1.General Release.
a.Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them prior to or at the Termination Date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, Employee’s transition from interim President and Chief Executive Officer to Consultant to the CEO, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer that may be released under applicable law (the “Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and Chapter 21 of the Texas Labor Code, all as amended), and all claims for attorneys’ fees, costs and expenses. Notwithstanding the broad terms of this release, Employee is not releasing (i) any claim or right to director and officer (D&O) insurance coverage for any acts arising prior to the Termination Date, (ii) any claim or rights arising under the Separation Agreement, and/or (iii) any claim or right arising after the date Employee signs this Release.

b.Notwithstanding the broad scope of the release set forth in this Section 1, this Release is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Employee’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission, or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Employee does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Employee’s behalf, Employee expressly waives Employee’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or proceedings before the SEC. In addition, Employee shall not be prohibited, pursuant to this Release or the Separation Agreement, from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934.
c.Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Release and the Separation Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or law or the discovery of them.
d.Subject to Section 1.B above, Employee declares and represents that Employee intends this Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Employee intends the release herein to be final and complete. Employee executes this Release with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.
e.By execution of this Release, Employee represents that (a) Employee has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Employee by Employer, other than those specifically addressed in the Separation Agreement as payable following the Termination Date, and (b) Employee has not been denied any request for leave or accommodation to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.

2.Covenant Not to Sue. Subject to Section 1.B above or as otherwise provided in this Release, Employee agrees that Employee is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Employee represents that, as of the date of Employee’s signing this Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties in any court or with any Government Agency and, to the best of Employee’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties on Employee’s behalf. Employee further represents that Employee has not assigned, or purported to assign, Employee’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties to any other person or entity.
3.Older Workers’ Benefit Protection Act. This Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Release.
a.ADEA Release and Waiver. By entering into this Release, Employee is giving up important rights, including, but not limited to, any rights and claims that may exist under the ADEA.
b.Acknowledgments. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Release; (b) Employee has been advised in writing, by this Release, to consult with an attorney before executing this Release; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; and (d) by signing this Release, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
c.Time to Consider. Employee has 21 days beginning on the Termination Date to consider whether or not to enter into this Release and return a signed copy to Employer (although Employee may elect not to use the full 21-day consideration period at Employee’s option). Any change(s) made to this Release by the parties during the 21-day consideration period will not restart the running of the 21-day consideration period. Employer’s offer of the Separation Pay and Benefits will expire at the end of the 21-day consideration period if this Release has not been executed at such time.
d.Revocation Right. For a period of seven (7) calendar days following Employee’s execution of this Release, Employee may revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA. If Employee chooses to revoke the Release, Employee must deliver a written notice of revocation to Kellie Teal-Guess, EVP – Chief People Officer at 2850 N. Harwood St. Suite 2200, Dallas, TX 75201,

kellie@cyrusone.com. Any such revocation must be actually received by Employer within the Revocation Period or it will be null and void. Because of Employee’s right to revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA, those provisions shall not become effective or enforceable until the revocation period has expired without Employee exercising the right to revoke.
e.Effect of Revocation. If Employee exercises Employee’s right to revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA, the Separation Pay and Benefits shall be reduced to one thousand dollars ($1,000.00) in total and Employee shall not be entitled to the balance of the Separation Pay and Benefits as detailed in the Separation Agreement. Employee acknowledges and agrees that the reduced Separation Pay and Benefits will constitute full and adequate consideration for Employee’s release of any and all non-ADEA claims in this Release as detailed in Section 1 above.
f.Effective Date. With the exception of the provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA, all other terms and conditions of this Release shall be binding and enforceable immediately upon Employee’s execution of this Release , and shall remain effective regardless of whether Employee revokes Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA.
g.Preserved Rights of Employee. This Release does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Release. In addition, this Release does not prohibit Employee from challenging the validity of this Release’s waiver and release of claims under the ADEA.
4.Consideration of Medicare’s Interests. Employee affirms, covenants, and warrants Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Separation Pay and Benefits is due under the Separation Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences of this paragraph apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Release. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the

Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
5.Indemnification. Employee agrees to hold the Released Parties harmless from, and to defend and indemnify the Released Parties from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the allegations that were or could have been made by Employee with respect to the claims and causes of action released as part of this Release, as well as any claims that may be made indirectly against the Released Parties for contribution, indemnity, or otherwise by any third party from whom or which Employee seeks relief or damages, directly or indirectly, for the same claims and/or causes of action released as part of this Release, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of any of the Released Parties.
Accepted and Agreed to:

__________________________

Dated:_____________________

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